EXHIBIT 99.3

CONSENT OF DRESDNER KLEINWORT WASSERSTEIN, INC.

          We hereby consent to the use in the Registration Statement on Form S-4, and in the related Prospectus, of Genesis Microchip Incorporated, covering the securities of Genesis Microchip Incorporated to be issued in connection with the proposed merger of Genesis Microchip Incorporated and Sage, Inc., and in the related Joint Proxy Statement of Genesis Microchip Incorporated, of our opinion dated September 27, 2001 appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description therein of such opinion; and to the references therein to us under the headings “Summary of the Joint Proxy Statement/Prospectus—Fairness Opinions of Financial Advisors—Opinion of Dresdner Kleinwort Wasserstein”; “The Merger and Related Transactions—Background of the Merger, —Recommendation of the Genesis Microchip Board of Directors, —Opinion of Dresdner Kleinwort Wasserstein and —The Merger Agreement—Genesis Microchip’s Representations and Warranties”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

DR	ESDNER KLEINWORT WASSERSTEIN, INC.

/S/	DRESDNER KLEINWORT WASSERSTEIN, INC.

Ne	w York, New York
Oc	tober 24, 2001